Exhibit 99.1

e.l.f. Beauty Announces Fourth Quarter and Full Year 2018 Results
– Delivered $267 million of net sales –
– Closes e.l.f. stores to focus on national retailers and digital –

OAKLAND, California; February 26, 2019 — e.l.f. Beauty (NYSE: ELF) today announced results for the three- and twelve-month periods ended December 31, 2018.
“2018 was a challenging year with net sales of $267 million, down one percent from last year, driven by headwinds in tracked channels. Despite this, we improved our overall margin profile and delivered strong operating cash flow,” said Tarang Amin, e.l.f.’s Chairman and Chief Executive Officer. “We also made significant progress on initiatives that we believe will better position e.l.f. in the rapidly evolving mass beauty landscape. Going forward, we will be laser-focused on reasserting e.l.f.’s core advantage to delight beauty enthusiasts with prestige-quality cosmetics and skin care at an extraordinary value. We intend to do this by driving demand in our brand, focusing on key, first-to-mass products, getting the right assortment and placement on-shelf and on-line and generating the cost savings to help pay for these investments.”
Fiscal year 2018 summary

•	Net sales decreased 1% to $267 million;

•	Gross margin remained consistent at 61%;

•	GAAP net income was $16 million, or $0.32 per diluted share, based on a weighted-average share count of 49.3 million shares;

•	Adjusted EBITDA increased 1% to $62 million;

•	Adjusted net income decreased 3% to $35 million;

•	Adjusted EPS decreased 3% to $0.71, based on a weighted-average share count of 49.3 million shares;

•	Cash and cash equivalents increased to $51 million from $10 million.
Full year ended December 31, 2018 results
Net sales decreased 1%, or $2.5 million from fiscal 2017, to $267.4 million, primarily driven by declining trends at select national retailers and a $4.9 million decrease in sales to discount channel customers. These impacts were mostly offset by increases in shelf space and distribution in new accounts.
Gross margin remained consistent at 61% in the fiscal years ended 2018 and 2017, as unfavorable movements in foreign exchange rates were offset by changes in customer mix and margin accretive innovation.

Selling, general and administrative expenses (“SG&A”) was $136.6 million, or 51% of net sales, compared to $131.4 million, or 49% of net sales for fiscal 2017. SG&A included $18.2 million of expenses that were non-cash or that management does not believe are reflective of the Company’s ongoing operations. Adjusted SG&A was $118.3 million, or 44% of net sales, compared to $115.6 million, or 43% of net sales in fiscal 2017.
The provision for income taxes was $2.4 million, or an effective rate of 14%, as compared to a benefit of $11.0 million in fiscal 2017. The change in the provision for income taxes was primarily driven by a non-cash tax benefit in fiscal 2017 of $11.6 million related to the revaluation of deferred tax liabilities as a result of U.S. tax reform. Additionally, excess tax benefits on stock option exercises and vesting of restricted stock decreased to $2.0 million in fiscal 2018, as compared to $7.2 million in fiscal 2017. These changes were partially offset by a reduction in the U.S. federal statutory rate from 35% to 21%.
On a GAAP basis, net income was $15.5 million, or $0.32 per diluted share, based on a weighted-average share count of 49.3 million shares. This compares to net income of $33.5 million, or $0.68 per diluted share, based on a weighted-average share count of 49.4 million shares in fiscal 2017. GAAP earnings per diluted share for fiscal 2017 included a non-cash tax benefit of $11.6 million, or $0.23 per diluted share.
Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) increased 1% to $62.4 million from $61.6 million in fiscal 2017.
Adjusted net income (net income excluding the items identified in the reconciliation table below) decreased to $34.9 million, or $0.71 per diluted share, based on a weighted-average diluted share count of 49.3 million in fiscal 2018. This compares to adjusted net income of $36.1 million, or $0.73 per diluted share, based on a weighted-average diluted share count of 49.4 million in fiscal 2017. Beginning in the first quarter of 2018, the Company excluded the impact of amortization of acquired intangible assets, net of the related tax effect, from both current and prior period adjusted net income.
Three months ended December 31, 2018 results
Net sales decreased 4%, or $3.0 million from the fourth quarter of 2017, to $78.6 million, primarily attributable to declining trends at select national retailers, a decline in holiday program sales and lower pipeline shipments as compared to the fourth quarter of 2017.
Gross margin increased from 58% to 60% in the fourth quarter of 2018, primarily as a result of timing of recognition of customer allowances and lower expense related to the Company's inventory reserve, partially offset by unfavorable movements in foreign exchange rates.
SG&A was $33.9 million, or 43% of net sales, compared to $32.6 million, or 40% of net sales in the fourth quarter of 2017. SG&A included $4.6 million of expenses that were non-cash or that management does not believe are reflective of the Company’s ongoing operations. Adjusted SG&A, excluding these expenses, was $29.3 million, or 37% of net sales, compared to $28.3 million, or 35% of net sales in the fourth quarter of 2017.
The provision for income taxes was $1.0 million in the fourth quarter of 2018, or an effective rate of 9%, as compared to a benefit of $9.0 million in the fourth quarter of 2017. The change in the provision for income taxes was primarily driven by a non-cash tax benefit in fiscal 2017 of $11.6 million related to the revaluation of deferred tax liabilities as a result of U.S. tax reform.
On a GAAP basis, net income was $9.7 million, or $0.20 per diluted share, based on a weighted-average share count of 49.2 million shares. This compares to net income of $21.5 million, or $0.44 per diluted share, based on a weighted-average share count of 49.2 million shares in the fourth quarter of 2017. GAAP earnings per diluted share for the fourth quarter of 2017 includes a non-cash tax benefit of $11.6 million, or $0.23 per diluted share.
Adjusted EBITDA decreased 1% to $22.4 million from $22.7 million in the fourth quarter of 2017.
Adjusted net income increased to $14.6 million, or $0.30 per diluted share, based on a weighted-average diluted share count of 49.2 million in the fourth quarter of 2018. This compares to adjusted net income of $13.7 million, or $0.28 per diluted share, based on a weighted-average diluted share count of 49.2 million in the fourth quarter of 2017. Beginning in the first quarter of 2018, the Company excluded the impact of amortization of acquired intangible assets, net of the related tax effect, from both current and prior period adjusted net income.
Balance sheet
As of December 31, 2018, the Company had $51.2 million in cash and cash equivalents, as compared to $10.1 million as of December 31, 2017, due to disciplined working capital management. Notably, inventory as of December 31, 2018 totaled $46.3 million, compared to $62.7 million as of December 31, 2017. As of December 31, 2018, long-term debt totaled $140.5 million, as compared to $147.7 million as of December 31, 2017.

Executive transition
John Bailey, the Company’s President and Chief Financial Officer will be stepping down from his role at the Company effective March 31, 2019. The Company is working with a national search firm to hire a new CFO. Mr. Bailey’s responsibilities as President will be absorbed by Mr. Amin and members of the executive team.
“John has been a terrific strategic partner to me and the entire executive team from inception through the IPO and to this stage in the Company’s journey. I thank him for his service and wish him the very best as he returns to the investment world,” said Mr. Amin.
“While it is a bittersweet decision to be leaving e.l.f., as the brand transitions, I am comforted by the strong talent that exists in and continues to be added to the Company”, said Mr. Bailey.
Exiting e.l.f. retail stores
The Company is closing its 22 e.l.f. stores, which contributed 5% of net sales in 2018, to enable a reallocation of investment against the e.l.f. brand and prioritization of national retailer and digital channels. The Company currently expects to incur one-time accounting charges associated with the closing of e.l.f. retail stores of approximately $23.0 to $25.0 million in total, which will be recorded in the transition period ended March 31, 2019 (the “Transition Period”). The Company expects the cash outlay associated with this charge to be substantially lower. Approximately $16.0 million relates to assets and liabilities that will be recorded in the Transition Period upon adoption of a new lease accounting standard. The remaining costs are expected to include non-cash asset write-offs of approximately $5.0 to $6.0 million, employee severance payments of approximately $0.5 million and other costs of approximately $1.5 to $2.5 million.
Fiscal year change and company outlook
As previously disclosed, the Company changed its fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31. The Company’s largest national retailer customers, Walmart and Target, reset their cosmetics shelves annually in February or March. By changing the fiscal year start, the Company will be better able to assess initial performance of these resets when setting annual guidance. The Company will file a transition report on Form 10-QT for the Transition Period. The Company’s fiscal year 2020 will begin April 1, 2019 and end March 31, 2020.
The Company is providing the following guidance for the Transition Period, which has been adjusted to exclude the contribution of e.l.f. retail stores. Guidance for the Transition Period reflects expected continued declining trends in tracked channels ahead of annual shelf resets. The Company will provide updates on the impact of shelf resets when it announces its results for the Transition Period and provides guidance for fiscal year 2020.

Three months ended March 31, 2019 (1)
Net revenue	$55-58 million
Adjusted EBITDA	$8-9.5 million
Adjusted net income	$2-3 million
Adjusted diluted EPS	$0.04-0.06
Fully diluted shares outstanding	49.3 million
______________________
(1) The three months ended March 31, 2018 included net sales of $3.3 million and four-wall expenses of $3.7 million related to e.l.f. retail stores. Four-wall expenses include only directly identifiable costs, which are primarily $0.8 million of product costs and $3.0 million of rent and occupancy expenses and store employee salaries. Other indirect shared costs such as corporate overhead, depreciation and corporate employee salaries have not historically been allocated to the e.l.f. retail stores business for internal reporting purposes and have not been adjusted from the amounts cited above.
The three months ended March 31, 2018 also included approximately $3 million of national retailer pipeline.

Fourth quarter and full year 2018 conference call
The Company will hold a conference call today, February 26, 2019, at 4:30 p.m. ET to discuss the Company’s fourth quarter and fiscal year 2018 results. Investors and analysts interested in participating in the call are invited to dial approximately ten minutes prior to the start of the call. The U.S. toll free dial-in for the conference call is (877) 407-3982 and the international dial-in number is (201) 493-6780. The conference call will also be webcast live at: http://investor.elfcosmetics.com/news-and-events/events and remain available for 90 days. A telephone replay of this call will be available at 7:30 p.m. ET on February 26, 2019, until 11:59 p.m. ET on March 5, 2019, and can be accessed by dialing the U.S. toll free dial-in, (844) 512-2921 or the international dial-in, (412) 317-6671, and entering replay pin number 13687376.
About e.l.f. Beauty
e.l.f. makes luxurious beauty accessible for all. As one of the most innovative beauty companies, e.l.f. engages young, diverse beauty enthusiasts by offering high-quality, prestige-inspired cosmetic and skin care products at extraordinary value. In addition, e.l.f. is proud to be 100% vegan and cruelty-free. You can find e.l.f. products on www.elfcosmetics.com, at leading retailers, such as Target, Walmart, and Ulta, and also internationally.
Learn more about e.l.f. at www.elfcosmetics.com or follow us on Instagram (@elfcosmetics) or Twitter (@elfcosmetics).
Note regarding non-GAAP financial measures
This press release includes references to non-GAAP measures, including adjusted SG&A, adjusted gross profit, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation. Adjusted gross profit excludes costs related to a fixturing and packaging transformation initiative. Adjusted EBITDA excludes costs related to “restructuring” of operations, stock-based compensation, retail store pre-opening costs and other non-cash and non-recurring costs. Adjusted net income excludes costs related to “restructuring” of operations, stock-based compensation, retail store pre-opening costs, other non-cash and non-recurring costs, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. With respect to the Company’s expectations under “Fiscal year change and company outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income, and adjusted diluted EPS guidance non-GAAP measures to the corresponding net income and diluted EPS GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to, the Company’s outlook for the Transition Period under “Fiscal year change and company outlook” above and those statements related to the Company’s belief that significant progress on initiatives will better position the Company in the rapidly evolving mass beauty landscape; the Company’s expectations regarding the Company’s increased focus on reasserting its core advantage and the methods to achieve such results; the Company’s change in its fiscal year end and the Company’s expectation that it will be better able to assess initial performance of shelf resets at Walmart and Target when setting annual guidance; the e.l.f. retail store closings (including the Company's expectations regarding the charges and costs associated with the e.l.f. retail store closings, and the Company's expectations regarding the period in which such charges and costs will be recorded); and Mr. Bailey’s resignation. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on

Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to grow net sales and adjusted EBITDA as anticipated; the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other company expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investor Relations Contact:

Investors:
Willa McManmon, Ellipsis
(646) 776-0886

Media:
Alecia Pulman, ICR, Inc.
(203) 682-8200

e.l.f. Beauty, Inc. and subsidiaries
Consolidated statements of operations and comprehensive income
(in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

	(unaudited)
Net sales	$78,571	$81,593	$267,435	$269,888
Cost of sales	31,652	33,899	104,694	105,163
Gross profit	46,919	47,694	162,741	164,725
Selling, general and administrative expenses	33,898	32,603	136,579	131,446
Operating income	13,021	15,091	26,162	33,279
Other income (expense), net	(371)	(613)	(390)	(2,035)
Interest expense, net	(1,963)	(1,970)	(7,816)	(8,775)
Income before provision for income taxes	10,687	12,508	17,956	22,469
Income tax benefit (provision)	(1,015)	8,972	(2,431)	11,006
Net income	$9,672	$21,480	$15,525	$33,475
Comprehensive income	$9,672	$21,480	$15,525	$33,475
Net income per share:
Basic	$0.20	$0.47	$0.33	$0.74
Diluted	$0.20	$0.44	$0.32	$0.68
Weighted average shares outstanding:
Basic	47,477,597	46,028,739	46,828,798	45,358,452
Diluted	49,211,311	49,201,766	49,268,616	49,374,758

e.l.f. Beauty, Inc. and subsidiaries
Consolidated balance sheets
(in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$51,205	$10,059
Accounts receivable, net	36,724	44,634
Inventory, net	46,341	62,679
Prepaid expenses and other current assets	7,473	6,272
Total current assets	141,743	123,644
Property and equipment, net	21,804	18,037
Intangible assets, net	98,773	105,882
Goodwill	157,264	157,264
Investments	2,875	2,875
Other assets	13,397	9,542
Total assets	$435,856	$417,244

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$9,861	$8,646
Accounts payable	20,483	26,776
Accrued expenses and other current liabilities	12,671	15,939
Total current liabilities	43,015	51,361
Long-term debt and capital lease obligations	140,523	147,702
Deferred tax liabilities	20,217	21,341
Other long-term liabilities	2,770	2,977
Total liabilities	206,525	223,381

Commitments and contingencies

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of December 31, 2018 and December 31, 2017; 48,715,276 and 46,617,830 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	478	463
Additional paid-in capital	740,354	720,372
Accumulated deficit	(511,501)	(526,972)
Total stockholders' equity	229,331	193,863
Total liabilities and stockholders' equity	$435,856	$417,244

e.l.f. Beauty, Inc. and subsidiaries
Consolidated statements of cash flows
(in thousands)

	Twelve months ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$15,525	$33,475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,861	14,521
Stock-based compensation expense	16,821	13,474
Amortization of debt issuance costs and discount on debt	792	810
Deferred income taxes	(939)	(13,434)
Other, net	476	1,728
Changes in operating assets and liabilities:
Accounts receivable	7,649	(8,001)
Inventories	16,338	6,718
Prepaid expenses and other assets	(8,484)	(11,200)
Accounts payable and accrued expenses	(10,251)	(25,483)
Other liabilities	(206)	(230)
Net cash provided by operating activities	55,582	12,378

Cash flows from investing activities:
Purchase of property and equipment	(8,872)	(7,544)
Investment in equity securities	—	(2,875)
Net cash used in investing activities	(8,872)	(10,419)

Cash flows from financing activities:
Proceeds from revolving line of credit	2,000	25,900
Repayment of revolving line of credit	(2,000)	(25,900)
Repayment of long-term debt	(8,250)	(8,250)
Debt issuance costs paid	—	(519)
Cash received from issuance of common stock	3,176	1,978
Other, net	(490)	(404)
Net cash used in financing activities	(5,564)	(7,195)

Net increase (decrease) in cash and cash equivalents	41,146	(5,236)
Cash and cash equivalents - beginning of period	10,059	15,295
Cash and cash equivalents - end of period	$51,205	$10,059

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP gross profit to non-GAAP adjusted gross profit
(unaudited)
(in thousands, except percentages)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Gross profit	$46,919	$47,694	$162,741	$164,725
Costs related to Project Unicorn (a)	180	—	485	—
Adjusted gross profit	$47,099	$47,694	$163,226	$164,725

Gross margin	60%	58%	61%	61%
Adjusted gross margin	60%	58%	61%	61%

(a) Represents costs associated with Project Unicorn, a fixturing and packaging transformation initiative.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net income	$9,672	$21,480	$15,525	$33,475
Interest expense, net	1,963	1,970	7,816	8,775
Income tax (benefit) provision	1,015	(8,972)	2,431	(11,006)
Depreciation and amortization	4,956	3,845	17,861	14,521
EBITDA	$17,606	$18,323	$43,633	$45,765
Costs related to "restructuring" of operations (a)	—	109	—	131
Stock-based compensation	4,357	3,754	16,821	13,474
Pre-opening costs (b)	—	148	42	310
Other non-cash and non-recurring costs (c)	394	320	1,856	1,909
Adjusted EBITDA	$22,357	$22,654	$62,352	$61,589

(a) Represents costs associated with the restructuring of the Company’s operations.
(b) Represents costs associated with e.l.f. stores incurred prior to the store opening, including legal-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(c) Represents various non-cash or non-recurring costs including costs related to secondary offering of common stock, costs related to certain transformational information technology projects, third-party costs related to M&A due diligence and Project Unicorn.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Selling, general, and administrative expenses	$33,898	$32,603	$136,579	$131,446
Costs related to "restructuring" of operations (a)	—	(109)	—	(131)
Stock-based compensation	(4,357)	(3,754)	(16,821)	(13,474)
Pre-opening costs (b)	—	(148)	(42)	(310)
Other non-cash and non-recurring costs (c)	(214)	(320)	(1,371)	(1,909)
Adjusted selling, general, and administrative expenses	$29,327	$28,272	$118,345	$115,622

(a) Represents costs associated with the restructuring of the Company’s operations.
(b) Represents costs associated with e.l.f. stores incurred prior to the store opening, including legal-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(c) Represents various non-cash or non-recurring costs including costs related to secondary offering of common stock, costs related to certain transformational information technology projects and third-party costs related to M&A due diligence.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net income	$9,672	$21,480	$15,525	$33,475
Costs related to "restructuring" of operations (a)	—	109	—	131
Stock-based compensation	4,357	3,754	16,821	13,474
Pre-opening costs (b)	—	148	42	310
Other non-cash and non-recurring costs (c)	394	320	1,856	1,909
U.S. tax reform impact (d)	—	(11,551)	—	(11,551)
Amortization of acquired intangible assets (e)	1,847	1,754	7,109	7,121
Tax Impact (f)	(1,648)	(2,322)	(6,421)	(8,805)
Adjusted net income (g)	$14,622	$13,692	$34,932	$36,064

Weighted average number of shares outstanding - diluted	49,211,311	49,201,766	49,268,616	49,374,758
Adjusted diluted earnings per share	$0.30	$0.28	$0.71	$0.73

(a) Represents costs associated with the restructuring of the Company’s operations.
(b) Represents costs associated with e.l.f. stores incurred prior to the store opening, including legal-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(c) Represents various non-cash or non-recurring costs including costs related to a secondary offering of common stock, costs related to certain transformational information technology projects, third-party costs related to M&A due diligence and Project Unicorn.
(d) Represents a one-time non-cash tax benefit related to revaluation of deferred tax liabilities as a result of U.S. tax reform.
(e) Represents amortization expense of acquired intangible assets consisting of customer relationships and favorable leases.
(f) Represents the tax impact of the above adjustments.
(g) Adjusted net income for the three and twelve months ended December 31, 2017, as previously reported, was $12.6 million and $31.7 million, respectively. The difference of approximately $1.1 million and $4.4 million relates to amortization of acquired intangible assets, net of tax. The Company's 2018 adjusted net income and adjusted diluted EPS guidance excludes amortization of acquired intangible assets. As such, prior year results have been adjusted to reflect a similar basis of presentation.